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                                                                     Exhibit 8.1

Significant Subsidiaries

              QIAGEN GmbH, incorporated in Germany
              QIAGEN, Inc., incorporated in California
              QIAGEN Genomics, Inc., incorporated in Delaware
              QIAGEN Sciences, Inc., incorporated in Maryland